  Exhibit 4.5

FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT

THIS FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is dated May ___, 2020, by and between DynaResource, Inc., a Delaware corporation (the “Corporation”) and Golden Post Rail, LLC, a Texas limited liability company (“Warrantholder”). Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Warrant (defined below).

RECITALS

WHEREAS, in connection with that certain Securities Purchase Agreement, dated as of May 6, 2015, the Corporation issued to Warrantholder a warrant to purchase two million one hundred sixty-six thousand five hundred and twenty-seven (2,166,527) shares of the Corporation’s common stock, par value $0.01 per share, dated as of June 30, 2015 (the “Warrant”); and

WHEREAS, in connection with that certain Note Purchase Agreement, dated as of the date hereof, by and among the Corporation, the Warrantholder, and the other parties listed on Exhibit A thereto, the Corporation and Warrantholder have agreed to amend the Warrant as more specifically set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

1. AMENDMENT TO WARRANT.

a)
The introductory paragraph of the Warrant is amended in its entirety to read as follows:

“THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, Golden Post Rail, LLC or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Issuance Date”) and on or prior to the close of business on the five (5) year anniversary of the Initial Issuance Date (the “Termination Date”) to subscribe for and purchase from DynaResource, Inc., a Delaware corporation (the “Company”), up to 2,166,527 shares (as subject to adjustment hereunder, the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The purchase price of one Warrant Share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). Notwithstanding anything herein to the contrary, if this Warrant has not been exercised in full by the Termination Date, the Company shall, effective one Business Day after the Termination Date, issue to Holder a new common stock purchase warrant, substantially in the same form of this Warrant, for the same number of Warrant Shares that went unexercised on the Termination Date pursuant to this Warrant and with a maturity date that is two years from the Termination Date hereof (the “New Warrant”). The Holder waives any anti-dilution rights it may have under this Warrant, that certain Common Stock Purchase Warrant, dated May 13, 2020, and the Certificate of Designations, in each case, resulting from or arising out of the issuance by the Company of such New Warrant in accordance with the terms hereof.”

b)
Section 2 of the Warrant is amended to add Section 2(d), which will read as follows:

“(d)
Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(d), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.”

c)
Sections 3(d) and (e) of the Warrant are amended in their entirety to read as follows:

“(d)
Subsequent Rights Offerings. If the Company, at any time while this Warrant is outstanding, shall issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock (the “Purchase Rights”), then, upon any exercise of this Warrant, the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of Warrant Shares issued upon such exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). For the term of this Warrant, the Company shall hold such Purchase Rights for the benefit of the Holder until the Holder exercises this Warrant or any portion thereof.”

“(e)
Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (a “Distribution”), then, upon any exercise of this Warrant, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Warrant Shares issued upon such exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for such Warrant, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). For the term of this Warrant, the Company shall hold such Distribution for the benefit of the Holder until the Holder exercises this Warrant or any portion thereof.”

2. Except to the extent modified or amended by this Amendment, all terms and provisions of the Warrant shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

3. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CORPORATION:
DYNARESOURCE, INC.
a Delaware corporation

By:
Name: K.W. (“K.D.”) Diepholz
Title: Chairman & CEO

[Signatures continue on following page]

WARRANTHOLDER:

GOLDEN POST RAIL, LLC,
a Texas limited liability company

By:
Name: Matthew K. Rose
Title: President